Exhibit 99.1

UMH PROPERTIES, INC. 2023 YEAR END OPERATIONS UPDATE

FREEHOLD, NJ, January 4, 2024……UMH Properties, Inc. (NYSE:UMH) (TASE:UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on our year end 2023 operating results:

1.	As of year end, UMH achieved an equity market capitalization of over $1 billion.
2.	During the year, UMH rented 1,040 new homes, 130 of which were rented during the fourth quarter. UMH now owns approximately 10,000 rental homes with an occupancy rate of 94.0%.
3.	During the year, UMH sold 164 new homes, 41 of which were sold during the fourth quarter. Home sales revenue increased to $31.1 million during the year ended 2023 from $25.3 million during the year ended 2022, resulting in a 22.9% increase in home sales revenue.
4.	Overall occupancy increased by 705 units for the year to 86.7%. Same-property occupancy increased by 632 units to 88.5%.
5.	Our occupancy gains and rent increases achieved throughout 2023 have increased our January 2024 rental and related charges by approximately 12.0%, resulting in our annualized monthly rent roll generating approximately $196 million.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “Installing and renting 1,040 new homes during the year is the equivalent of building and occupying a 1,040-unit apartment complex within one year. It’s an incredible accomplishment made possible by our success in acquiring manufactured home communities with vacancies, making capital and operational improvements, and adding cost-effective and energy-efficient manufactured homes. We look forward to building on the momentum we created in 2023.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the year and quarter ended December 31, 2023. UMH’s Fourth Quarter and Full Year 2023 results will be released on Wednesday, February 28, 2024, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Thursday, February 29, 2024, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 135 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062